Exhibit a(7)

                         SMITH BARNEY INVESTMENT SERIES
                                CITIFUNDS TRUST I
                              SMITH BARNEY TRUST II
                               CITIFUNDS TRUST III
                             CITIFUNDS PREMIUM TRUST
                          CITIFUNDS INSTITUTIONAL TRUST

                                    Amendment
                             to Declaration of Trust

      The undersigned, constituting at least a majority of the Trustees of each Trust named above and acting pursuant to each Trust's Declaration of Trust as currently in effect (each, a "Declaration of Trust"), do hereby certify that in accordance with the provisions of the first sentence of Section 9.3(a) of each Declaration of Trust, the following amendment to each Declaration of Trust has been duly adopted by at least a majority of the Trustees of each Trust, effective as of August 15, 2005:

      Section 5.7 of each Declaration of Trust is hereby deleted in its entirety and replaced with the following:

            SECTION 5.7. DERIVATIVE ACTIONS. No Shareholder shall have the right to bring or maintain any court action, proceeding or claim on behalf of the Trust or any series or class thereof without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall be mailed to the Secretary of the Trust at the Trust's principal office and shall set forth in reasonable detail the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder to support the allegations made in the demand. A Trustee shall not be deemed to have a personal financial interest in an action or otherwise be disqualified from ruling on a Shareholder demand by virtue of the fact that such Trustee receives remuneration from his or her service on the Board of Trustees of the Trust or on the boards of one or more investment companies with the same or an affiliated investment adviser or underwriter, or the amount of such remuneration. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or any series or class thereof, as appropriate. Any decision by the Trustees under this Section 5,.7 not to bring or maintain such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be made by the Trustees in their business judgment and shall be binding upon the Shareholders, except to the extent that Shareholders have voting rights as set forth in Section 6.8 hereof.

IN WITNESS WHEREOF, the undersigned have executed this Amendment this 15th day of August 2005.

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/s/ Elliott J. Berv                           /s/ Donald M. Carlton
-------------------                           ---------------------
Elliott J. Berv, as Trustee                   Donald M. Carlton, as Trustee
and not individually                          and not individually

/s/ A. Benton Cocanougher                     /s/ Mark T. Finn
--------------------------                    ----------------
A. Benton Cocanougher, as Trustee             Mark T. Finn, as Trustee
and not individually                          and not individually

/s/ R. Jay Gerken                             /s/ Stephen Randolph Gross
------------------                            -------------------------
R. Jay Gerken, as Trustee                     Stephen Randolph Gross, as Trustee
and not individually                          and not individually

/s/ Diana R. Harrington                       /s/ Susan B. Kerley
-----------------------                       -------------------
Diana R. Harrington, as Trustee               Susan B. Kerley, as Trustee
and not individually                          and not individually

/s/ Alan G. Merten                            /s/ R. Richardson Pettit
------------------                            ------------------------
Alan G. Merten, as Trustee                    R. Richardson Pettit, as Trustee
and not individually                          and not individually